EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), is entered into effective as of June 7, 2013 by, between and among LMK Global Resources, Inc., a Delaware corporation ("LMK"), Alas Aviation Corp., a Delaware corporation ("Alas"), and Alas Acquisition Company, a Delaware corporation (“Alas Acquisition").

WHEREAS, on the date hereof, LMK has authority to issue Sixty Million (60,000,000) shares of common stock, $0.01 par value per share (the "LMK Stock"), of which Thirty Five Million (35,000,000) shares are issued and outstanding, One Million (1,000,000) shares of preferred stock, $0.01 par value per share, of which no shares have been issued;

WHEREAS, on the date hereof, Alas has authority to issue Sixty Million (60,000,000) shares of common stock, $0.01 par value per share (the "Alas Stock"), of which One Thousand (1,000) shares are issued and outstanding, and One Million (1,000,000) shares of preferred stock, of which no shares have been issued;

WHEREAS, on the date hereof, Alas Acquisition has authority to issue Sixty Million (60,000,000) shares of common stock, $0.01 par value per share (the "Alas Acquisition Stock"), of which One Thousand (1,000) shares are issued and outstanding, and One Million (1,000,000) shares of preferred stock, of which no shares have been issued;

WHEREAS, the respective Boards of Directors of LMK, Alas and Alas Acquisition have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant §251(g) of the Delaware General Corporation Law, under which Alas would survive as the holding company, by the merger of LMK, with and into Alas Acquisition, and with each holder of shares of LMK Stock receiving an equal number of share of Alas Stock in exchange for such shares of LMK Stock;

WHEREAS, under the respective certificates of incorporation of LMK and Alas, the Alas Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the LMK Stock which will be exchanged therefore pursuant to the holding company reorganization;

WHEREAS, the Certificate of Incorporation and Bylaws of Alas, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws of LMK immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law.

WHEREAS, the Certificate of Incorporation of Alas Acquisition is identical to the Certificate of Incorporation of LMK immediately prior to the merger, other than differences permitted by Section 251(g) of the Delaware General Corporation Law, pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of LMK, Alas., and Alas Acquisition have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(g) of the Delaware General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, LMK, Alas, and Alas Acquisition hereby agree as follows:

(1)
Merger.  LMK shall be merged with and into Alas Acquisition (the "Merger"), and Alas Acquisition shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").  The Merger shall become effective at 5:00 o’clock p.m. on June 25, 2012 (the "Effective Time").

(2)
Succession.  At the Effective Time, the separate corporate existence of LMK shall cease, and Alas Acquisition shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of LMK, and Alas Acquisition shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of LMK, including, without limitation, all outstanding indebtedness of LKM, all in the manner and as more fully set forth in Section 251(g) of the Delaware General Corporation Law.

(3)
Directors.  The Directors of LMK immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and Alas at and after the Effective Time until their successors are duly elected and qualified.

(4)
Officers.  The officers of LMK immediately preceding the Effective Time shall be the officers of the Surviving Corporation and Alas at and after the Effective Time, to serve at the pleasure of the Board of Directors of Alas.

(5)	Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)	each share of LMK Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and non-assessable share of Alas Stock;

(b)	each share of LMK Stock held in the treasury of LMK immediately prior to the Effective Time shall be cancelled and retired;

(c)
each option, warrant, purchase right, unit debenture or other security of LMK convertible into the same number of shares of Alas Stock as shares of LMK as such security would have received if the security had been converted into Alas Stock immediately prior to the Effective Time, and Alas shall reserve for purposes of the exercise of such options, warrants, purchase rights, units, debentures or other securities an equal number of shares of Alas Stock as LMK had reserved; and

(d)
each share of Alas Stock issued and outstanding in the name of LMK immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Alas Stock.

(6)
Other Agreements.  At the Effective Time, Alas shall assume any obligation of LMK to deliver or make available shares of LMK Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which LMK is a party. Any reference to LMK Stock under any such agreement or employee benefit plan shall be deemed to be a reference to Alas Stock and one share of Alas Stock shall be issuable in lieu of each share of LMK Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

(7)
Further Assurances.  From time to time, as and when required by the Surviving Corporation Alas Acquisition or by its successors or assigns, there shall be executed and delivered on behalf of LMK such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of LMK, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of LMK or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

(8)
Certificates.  At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of LMK Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Alas Stock, as the case may be, into which the shares of LMK Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Alas and its transfer agent.  The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Alas or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Alas Stock, as the case may be, evidenced by such outstanding certificate, as above provided.

(9)           Amendment.  The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

(10)           The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation.

(11)           Termination.  This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of LMK, Alas, and Alas Acquisition, by action of the board of directors of LMK if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of LMK and its stockholders.

(12)           Counterparts.  This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(13)           Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

(14)           Governing Law.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, LMK, Alas, and Alas Acquisition have caused this Merger Agreement to be executed and delivered as of the date first above.

LMK Global Resources, Inc., a Delaware corporation By: /s/ Frank Dreschler Frank Dreschler, CEO on behalf of the Board of Directors

Alas Aviation Corp., a Delaware corporation By: /s/ Frank Dreschler Frank Dreschler, CEO on behalf of the Board of Directors

Alas Acquisition Company By: /s/ Frank Dreschler Frank Dreschler, CEO on behalf of the Board of Directors